Exhibit 99.2

Trans World Entertainment Corporation - Q1 2006 Earnings Conference Call
Date: May. 18. 2006 / 10:00AM ET

P R E S E N T A T I O N
Operator:
Good day, ladies and gentlemen, and welcome to the Trans World Entertainment first-quarter conference call. As a reminder, this conference is being recorded. I would now like to introduce your host for today’s conference, Mr. Bob Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Good morning, everyone. On the call with me today are Jim Litwak, our President and Chief Operating Officer, and John Sullivan, our Chief Financial Officer.

Today we will discuss our first-quarter results, our recent acquisition of Musicland stores, our 2006 business initiatives and our financial outlook for 2006. We will take questions following our comments.

Our first-quarter results were as expected, with music continuing to decline. Other sectors performed fairly well. Our DVD business was up 9% in comp stores, due to stronger releases. Our electronics, accessory and news categories were also positive.

Our acquisition of over 300 stores from Musicland was completed at very attractive terms and the integration is going very well. We closed the Musicland transaction on March 27. Our results reflect the operation of these stores for the month of April. We have already begun to distribute much-needed products into these stores, and will complete the conversion to our POS system in June. Customers will see an improvement as we begin reaching out to loyal Musicland shoppers.

Of the 300-plus stores that we acquired, 173 are Suncoast stores, which are located in malls and dedicated to selling DVDs and related products. This will significantly increase the percentage of our DVD business and improve our market share in this growing entertainment sector.

We also acquired six former Media Play locations which were once operated by Musicland. These were six of their best-performing stores. These are large stores, averaging about 50,000 square feet, and will allow us to expand into a superstore format that effectively captures the market. In June we will grand-open these locations as f.y.e. superstores.

With the acquisition of Musicland, we are extremely excited that we now have over 1 million members in our two loyalty programs. We are working quickly to combine these programs into one stronger program.

During the quarter we announced the acquisition of Mix & Burn, a leading provider of digital content to retail stores. This strategic acquisition will broaden our customers’ ability to compile custom CDs and accelerate downloading and digital music into portable music players in our stores. We are also excited about the opportunities to integrate Mix & Burn’s technology into a further improved listening and viewing station.

A major merchandising initiative for this year is our commitment to aggressively change the product mix in our stores to focus on critical growth categories. This will enhance our emphasis on DVD and video games, and expand our electronics assortment and related accessories. We are dedicating resources to our branding efforts as a means of advancing and strengthening our position as the preferred retail entertainment destination.

These initiatives, coupled with our experience and our focus on customer service, will lead to better results.

Jim will now take you through the sales highlights for the first quarter.

Jim Litwak - Trans World Entertainment Corporation - President and COO

Thank you, Bob. Good morning.

Comparable store sales in the first quarter decreased 7%. Comparable sales for the mall stores were down 6% and freestanding stores decreased 9%.

Our total music business, including CD, cassette and singles, was down 13% on a comp store basis and represented 51% of our business, down from 57% last year. Our comp store sales decline was due in part to tough year-over-year comparisons.

The very successful 50 Cent album in 2005 was released last year in March. While the quarter started slow, new releases improved, particularly in April. Some of the stronger music releases for the quarter included TI, Rascal Flats, Now Volume 21 and Ne-Yo.

DVD sales increased 9% on a comparable basis. Our total video business including VHS increased 3% on a comp basis and represented 33% of our business, up from 28% last year. DVD new releases performed as expected, driven by Harry Potter, King Kong, Narnia, Walk the Line, Saw 2 and Chicken Little.

Comparable store sales in the games category decreased 4% and represented 7% of our business for the quarter, the same as last year. Games were up against tough prior-year comparisons, including the launch of Sony PSP in March 2005. We were encouraged by positive comp store sales in April due to improved allocations of Xbox product. Video game titles that performed well during the quarter included Godfather, Black, Kingdom Hearts 2, Major League Baseball and Fight Night.

Comparable store sales for our remaining categories, including electronics, boutique and accessories, increased 3% on a combined basis and represented 9% of our business in the quarter, versus 8 last year. This was the second consecutive quarter of positive comps in electronics, fueled by sales of MP3 players.

Looking ahead briefly to the second quarter, we can expect stronger music releases from such artists as Tool, Cam’ron, Mobb Deep, Method Man, the Red Hot Chili Peppers, Busta Rhymes and Lloyd Banks.

In the DVD category, new titles will include “High School - the Musical”, “Underworld 2”, “Pink Panther”, “Failure to Launch”, “Freedomland”, and “Madea’s Family Reunion”.

John will now take you through the financial results for our first quarter.

John Sullivan - Trans World Entertainment Corporation - EVP and CFO

Thank you, Jim. Good morning. Our net loss for the quarter was $8.0 million, or $0.26 per share, compared to last year’s net loss of $1.0 million, or $0.03 a share.

Included in our loss for the quarter is $2.7 million pre-tax related to the operation of the Musicland stores, as we operated them for one month during the quarter. About $2.0 million of the loss associated with Musicland is for integration costs. The remainder is related to a low sales performance at the acquired stores, due to insufficient inventory at the time of acquisition. We will see improvement as we replenish these stores to the Transworld standard.

Our gross margin rate for the quarter decreased to 34.8% from 36.6% last year. The margin rate was impacted by competitive pricing and new releases in both music and DVD.

SG&A expenses as a percentage of sales was 36.5%, compared to 34.2% last year. SG&A dollars were $105.5 million, an increase of $7.8 million compared to last year’s $97.7 million. As I mentioned before, SG&A expenses include the Musicland integration costs of about $2.0 million. It also includes $300,000 in stock options expense this year and another $300,000 in expense related to our investment in Mix & Burn.

EBITDA was a loss of $5.0 million in the quarter, compared to $6.9 million of earnings last year. Our interest expense was $495,000 in the quarter versus $229,000 last year.

We ended the quarter with borrowings under the line of credit of $36 million, reflecting the impact of the initial funding of the Musicland acquisition. Last year our cash balance was $68 million.

Our quarter-end inventory position was $566 million, versus last year’s $409 million. On a square foot basis, this is $93 a foot versus $82 last year. Included in the inventory as part of the Musicland transaction, we acquired approximately $35 million of product and a third-party distribution center that will take 90 to 120 days to work through our stores. We also made special buys to flow products to the acquired stores quickly after the closing on the transaction, which occurred on March 27.

During the quarter we opened four new stores, acquired 335 stores, relocated six and closed 14 stores. We ended the quarter with 1107 stores in operation and square feet totaling 6.1 million, versus last year’s 5.0 million.

Bob will now take you through the highlights of our first-quarter acquisitions.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Thanks, John. The Musicland stores represent an excellent fit with our stores, both strategically and operationally. We now operate stores in all 50 states.

Of the 400 Musicland stores we acquired 335 and Hilco Merchant Resources acquired 65 for liquidation without further obligation to Transworld. We have acquired the most profitable locations from Musicland, and have a great opportunity to improve their sales and profitability.

This acquisition considerably strengthens our market share in all categories, especially DVD. Strategically, this acquisition reinforces our transition from a music retailer to a destination retailer of all things “entertainment”.

With this acquisition our product mix continues to shift. By the fourth quarter of this year, the music and video categories will represent equal percentage of total sales. And the transition is going very well. As I mentioned earlier, all stores will be fully converted to our own point-of-sale platform by the end of June.

We plan to rebrand the Sam Goody stores to f.y.e., while maintaining the Suncoast brand. We are also pursuing real estate in other markets and malls vacated by Musicland. We expect this to drive our new store openings to over 50 stores in 2006.

We are also excited about our recent acquisition of Mix & Burn, a leading provider of digital content by the way of in-store kiosks. Using Mix & Burn’s technology, consumers can compile custom music CDs and will be able to download digital songs on demand, allowing for the creation of customized playlists from an extensive catalog. Mix & Burn is moving to expand its offerings to include downloads onto a music player.

Both of these acquisitions achieved important strategic goals for Trans World, and we’re excited about the prospects that they bring.

Jim will now take you through our strategic initiatives for 2006.

Jim Litwak - Trans World Entertainment Corporation - President and COO

Thank you, Bob.

2006 will be a year of transition, as we continue our evolution from being a music-focused company to a company focused — to a customer-focused company that provides all things “entertainment”: including a full array of physical and digital entertainment products offered in our stores and on our Websites.

We will not only change our product mix to reflect customer tastes, but we will change our stores’ visual presentation, our marketing and our selling culture. We will expand our sales channels as we absorb more stores and add new store formats. We’re becoming a new Trans World.

First let’s talk about a new product mix. As we determine square footage allocations, we are going to put our money where our customers’ interests lie. We’re expanding space and inventory for DVD, electronics, accessories and news categories, all of which had increased comp sales in the first quarter of this year, while contracting the allocations for CD, VHS and cassettes, all of which had decreased sales comps in the first quarter this year.

Next, we will add new business lines as we continue to be on track with the development of our digital in-store strategy, supported by our recent acquisition of Mix & Burn. This acquisition will give us the capability of having digital product in the store next to physical product. We have seen that our customer profiles are interested in both formats, and this will allow us to serve them.

Not only will we have digital product available, but we will also offer digital portable electronics, such as MP3 players, so our customers can buy the hardware and load it with the music they want. Our objective is to have this capability in select stores by year end. We expect to offer downloadable video in 2007. The customer who already owns a digital player will be able to come to our stores and, by using our Mix & Burn station, refill their player with a wide array of digital content. They will be able to interact, play, and experience an enjoyable shopping adventure and will leave fully satisfied.

Our next initiative is to strengthen our customer relationship. With the acquisition of Musicland, our customer loyalty program will touch more than 1 million members, who will be served both in-store and online. Currently we have two separate loyalty programs, but by the third quarter we will create a unified program that combines and offers the best features of each.

We are continuing to make enhancements to our Website and are developing strong online promotions that will satisfy the digital demand from our growing database of online customers. We now have over 1.5 million customer e-mail addresses to which we will market aggressively. We have seen that touching the customer through multiple channels drives incremental revenue.

To revamp our marketing strategy so that it is bettered geared to the demands of the consumer, we are focusing on TV and radio, with particular emphasis on music, game and movie genres and markets that over-index for those products. New segmentation strategies are being integrated within our marketing spend to identify customer taste preferences. We are moving away from prior promotional and merchandise strategies where one size fits all. We will segment product categories as well as marketing spend.

We will also be offering our customer a better in-store visual experience, one where a wide array of products are highlighted and made easier to shop.

As you can see, our aim is to integrate all touchpoints, providing a 360-degree experience for the consumer no matter where they engage f.y.e., whether it be at point-of-sale with our listening and viewing stations, or on our Web through our loyalty program, or with our sales associates.

Speaking of our sales associates, we have made a commitment to our customer that we will change our store culture from one that is mainly focused on operations to one that is customer-facing. We will have a small but dedicated training team, whose responsibility is to develop a strong in-store selling culture with specific and measurable objectives.

We are testing a new store format with the addition of the f.y.e. superstore in two markets, where our predecessor had very successful and profitable results. This is a 50,000 square foot store filled with our largest assortment of entertainment products.

We were also excited about acquiring over 170 Suncoast stores, which gives us a more meaningful presence in the movie market and strengthens our relationship with the studios.

The acquisition of Musicland means that our strategies will be played out over a larger footprint. This will not only improve our relationship with our vendors, but also give us the ability to better leverage our cost structure.

The most exciting aspect of the Musicland acquisition is the prospect of serving more customers and a positive shopping experience that will enable us to expand our growth. Finally, we are strengthening our focus on brand integration and simplification. Today we have multiple brands, some of which are significant in certain locations. But we have not yet taken the efforts to unify and strengthen the f.y.e. brand across the country. By the end of 2007 we will have two brands, a national 900-store division called f.y.e., and a 200-store division called Suncoast.

As we review the results of the first quarter, we see that we are changing our product mix to better reflect the tastes of our customers.

While music continues to suffer, we saw DVD comps grow at 9% as a result of strong success with new releases and several growth genres.

In the electronics division we saw comps increase 3%, driven by strong sales of MP3 players, and we have begun to execute our strategy to increase our presence in the mobile and satellite arena.

We saw accessories up 9% on a comp basis, as the customer purchased all the fun gadgets that go with our improved electronics assortment.

We saw the used category have a positive 11% comp, with growth driven by the used DVD category. This category will continue to grow as we increase our promotions and improve in-store merchandise.

In games, while comps were down 4%, we expect to see growth in 2006, driven by the launch of Sony’s PlayStation 3 and expanded product availability of Xbox 360.

Our goal is to listen to what the customer wants and how we should deliver it, and that our singular mission is to execute. And the Trans World team is committed to achieving that mission.

Now here is John to take you through our 2006 financial outlook.

John Sullivan - Trans World Entertainment Corporation - EVP and CFO

We expect comparable sales for the full year to be flat or slightly positive with last year. Total sales for the year will be slightly more than 1.6 billion, a 31% increase.

We believe our comp sales will improve steadily throughout the rest of the year. After a decline of almost 7% in the first quarter, our comp sales will improve to low negative single-digits in the second quarter and be positive in the third and fourth quarters, to end the year slightly positive.

We expect gross margin for the year to be in the range of 34%, slightly lower than 2005, which ended at 34.3%, which reflects the competitive pricing in the first half of this year compared to last year, and the continued shift in the mix of business in the back half of the year.

Our SG&A rate is expected to be approximately 31.0%, compared to 31.7% last year. This includes integration costs of $6.0 to $7.0 million associated with Musicland.

For 2006, we anticipate earnings per share between $0.10 and $0.20 for the full year. We will continue to incur transition expenses through the second quarter. These costs are estimated at $4.5 million, as we operate two home offices through June.

We expect our net loss in the second quarter to be in the range of $0.40 to $0.45 per share. $0.15 to $0.18 of the loss is due to the operation of the newly acquired Musicland stores, as we do not expect sales volume to ramp up quickly enough to cover the expenses incurred. As the business develops, the stores will begin to contribute earnings in the third quarter and contribute significantly in the fourth quarter.

As we have experienced with past acquisitions, the ability to add significant store count to our fixed overhead enables us to leverage our costs while increasing our sales volume. For the 10 months we will operate the acquired stores this year, we expect these stores to increase our sales by over $290 million, enabling us to leverage our SG&A by 70 basis points, generating between $15 and $18 million in EBITDA.

Since the acquisition took place just over a month ago, we have not completed the purchase accounting. We have taken physical inventories in all the stores acquired and are near completion of the reconciliation, and expect to finalize over the next few weeks.

Now I’ll turn it back over to Bob to complete our comments.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO

Thanks, John. As you have heard, we are aggressively executing our strategic plan. Let me recap for you our 10 key strategic initiatives for 2006.

1. we are re-mixing our product offering to better serve our customers by increasing DVD, games and electronics, while reducing CD, VHS and cassettes.

2. we are adding new business lines, including digital downloads.

3. we are segmenting our customer marketing so that our promotions are more efficient and effective.

4. we are investing in and building our online commerce channel.

5. we are intensifying our customer relationship program through a stronger loyalty program for over 1 million members.

6. we are strengthening our brand. By the end of 2007, we will have over 900 f.y.e. stores nationwide.

7. we are building our in-store selling culture.

8. we are enhancing our in-store appearance.

9. we are leveraging our cost structure across a larger footprint.

10. we are acquiring strategic assets that accelerate our growth.

At Trans World, we have faced three decades of change, and we are no stranger to success in a changing environment. We continue to strategically and prudently build this company into an industry leader.

In a marketplace where consumers are constantly looking for increased access to all things entertainment, we are delivering. We are financially sound, excited about the future, and our mission is to deliver sales and earnings to increase shareholder value.

Now I’d like to open up the call to questions. Max, would you open up the call please?

Q U E S T I O N S A N D A N S W E R S

Operator
Matthew Fassler, Goldman Sachs.

Matthew Fassler - Goldman Sachs - Analyst
As you talked about your sales guidance, John, did you say $1.6 billion?

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
Yes, $1.6 billion.

Matthew Fassler - Goldman Sachs - Analyst
That’s close to a 30% increase. If you take the 31% expense dollars that you associate with that, you’re talking about — you’re talking about an expense dollar increase in the neighborhood of 25%. Talk a little bit about the kind of leverage that you expect to capture. Do you expect — what is the cost structure of the acquired stores versus your current cost structure, and how much of that is SG&A, etcetera?

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
As I mentioned, we’re expecting about 290 million in sales from the acquired stores. Those stores will generate about 100 million in gross profit and operate on an expense structure of 85 million, which is the 15 to 18 million in EBITDA.

Matthew Fassler - Goldman Sachs - Analyst
Could you talk about the dynamics that you expect to drive positive comps? If you look at the mix that you had this quarter that took you to -9, obviously, the mix has to improve substantially; granted, you’re compares are easier. But if you could talk about where — what kind of math gets you to that level in the back half?

Jim Litwak - Trans World Entertainment Corporation - President and COO
We’re looking at the fourth quarter to have a mix where DVD is larger than music. We are going to be growing games to — let me pull this out; one second. So, DVD will be larger than music. We will have games that will be growing at a strong percent — strong comp percent increase for the balance of the year. And the same thing will hold true in regards to electronics and accessories. So, we’re also condensing space for CD, and you’re really going to start to see that now. So we’re moving some of the DVD product lines into the CD bins. You’re going to see music DVD moving to the CD bins to create more space for DVD. You’re going to see VHS space being given to electronics to expand our MP3 presentation. And you’ll see games expand as we take advantage of PlayStation 3 and also increased Xbox 360 availability.

Matthew Fassler - Goldman Sachs - Analyst
DVD — thinking about the market, not just Trans World — had been sort of turning into a difficult category. It sounds like you’re a little more optimistic, based on some things that you’ve seen, that the performance in the category will improve. I’m curious what you’ve seen and what gives you the confidence that the rebound there will be sustained?

Jim Litwak - Trans World Entertainment Corporation - President and COO
The first thing that gives me the confidence is that we’ve seen very good growth in the first quarter in DVD. So, you saw 9% comp in DVD; that was very powerful. And frankly, we really haven’t started to realize a lot of the initiatives that we put into place. We’ve been much stronger promotionally with DVD. I will tell you that the studios have been exceptionally responsive to putting together strong front-of-store promotions. We’ve taken space already from music to be able to give that to DVD. And now all of a sudden we start to move some of the product into the CD bins to create even more space, and that gives us the opportunity to expand, grow the genres that we’re having great success with, as well as add new genres that we really need to be in as we expand our catalog business and become a dominant player. Couple that with what we are learning from the acquisition of Suncoast, which gives us even greater insight into some opportunities into some genres, and that’s why we’re so bullish on DVD.

Matthew Fassler - Goldman Sachs - Analyst
What do you think happened to your market share trends? In other words, do you feel like you reversed market share losses in DVDs this quarter?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
Our market share on DVD has increased substantially. And as we’ve mentioned, with the Suncoast — and we’ve only had those for one month — we tracked our market share weekly. And it’s really improved tremendously. And we’ll have a huge market share come the fourth quarter of this year — will be phenomenal.

Operator
Edward Yruma, JP Morgan.

Edward Yruma - JP Morgan - Analyst
Obviously, you’ve talked a great deal about this very aggressive re-positioning of the space, both within your existing store fleet and the acquired Musicland stores. What kind of assumptions have you embedded in your guidance, in terms of is there a need for inventory markdown as you transition to DVD? What are your expectations for that?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
I think, overall, if you see where our gross margin has been for the quarter just ended, we feel pretty comfortable that our mix will deliver a very similar gross margin. And John, I forget what it was totally for the year.

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
the gross margin - 34%.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
So, we feel that we can shift our business heavier into the DVD category and not affect our margins greatly.

Edward Yruma - JP Morgan - Analyst
I know you have talked — you spoke quite a bit about your TV on DVD initiative, and I know you made some opportunistic buys into the holiday season and have had sustained success there. How much of that is sustainable as you look to transition the DVDs, and how much of that was just maybe a special purchase for movie studios?

Jim Litwak - Trans World Entertainment Corporation - President and COO
It’s clearly been sustainable. That’s one of the reasons why we were successful with DVD for the first quarter, and we’ve got ongoing promotions running with that all the way through. So, what I think it really highlights is that it gives us an indication that the studios are very open to finding new ways to continue to drive business and help us take market share. And whether it’s TV on DVD or another genre or a new category, they are very, very open to being able to work with us to make it happen.

Edward Yruma - JP Morgan - Analyst
Obviously, you’re also making a concerted [bet] into consumer electronics, both in your stores and in this new Super f.y.e. How confident are you that you have the vendor relations necessary to fill both your existing stores and then also this new 50,000 square foot store format?

Jim Litwak - Trans World Entertainment Corporation - President and COO
I’m very confident in regards to this. I don’t know if you remember, but years ago we were a dominant player in the portable electronics business. And let’s make sure we understand that it’s the portable electronics piece, not the home electronics piece. And that — we were the number two account with Sony years ago in regards to portable electronics, when Sony was the king of that business. This is a very good business to be into. It fits our Wherehouse well because of the products that they offer. And as we roll out our digital solution in store, and be able to offer the customer the ability download product onto portable devices, we’re going to have the devices right there. So picture the opportunity, where the customer comes in the store, can buy a digital downloading device, and be able to download 20 new songs on there that we’re offering to them with a fun promotion in store. That’s a great shopping experience. So, we feel that by narrowing our resource structure, displaying the product properly, making sure we are out in front of it, and tying it into the rest of the store, we offer a great customer experience. So we feel very bullish about it.

Operator
Ian Corydon, B. Riley & Co.

Ian Corydon - B. Riley & Co - Analyst
I wonder if you could just differentiate a little bit from the pricing pressure you’re seeing in the CD and the DVD category. And how much of that do you think is kind of a permanent pricing change, and how much is related to maybe folks trying to drive traffic in a weak category?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
Definitely I feel that the promotional pricing that’s there has been there for a while now. And Circuit City has been taking the lead on that with their $14.99 DVD, an item well below cost, and even once in a while dropping to a $13.99 on the DVD. So it’s been very aggressive, and I think they’re a company that has used that to build their traffic in their stores, and they seem to be staying with that strategy. On our planning purposes for the year, we figure the competitive environment is going to stay about where it is for the rest of the year. And that’s what we’re basing our numbers on.

Ian Corydon - B. Riley & Co - Analyst
In the CD category, did you reduce any of your shelf space in the first quarter, or is that all coming up in Q2 through Q4?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
We’ve done some reductions. I think the thing we’re doing is analyzing our categories by genre very carefully. And when we talk about a reduction in CD, we’re really focusing on reducing categories that just aren’t turning for us for a particular store, and making sure we’ve got each store’s CD inventory really tailored to the particular customer that’s shopping that department. So, when we talk about a reduction in an inventory, we aren’t doing it at the expense of sales; we’re doing a reduction, and it’s done very intelligently, and it’s an ongoing basis for us.

Ian Corydon - B. Riley & Co - Analyst
And on the merchandise assortment changes, do you expect to be where you want to be with your assortment prior to the holidays?

Jim Litwak - Trans World Entertainment Corporation - President and COO
Absolutely. That’s the objective, is really — you’re starting to see a change now, and that’s why we talked about the results in the first quarter. The merchandise assortment on DVD got stronger in terms of our promotional ability and adding new genres. Electronics really has started to continue to kick in and show ongoing growth. As we got into the new product lines, the accessories to support those product lines also continue to grow and kick in. So we are excited about that. Games had a tough quarter. We were up against some big numbers from a year ago. But we know that with the greater availability of

Xbox, that’s going to be very positive. And certainly with the launch of PlayStation 3, that’s going to be a bonanza. And frankly, we’re very strong with the Sony product anyway. So you’re seeing it happen over time. It started to happen the first quarter. Second quarter we’ll lay the foundation even greater. And then by the time we get into the third quarter, we’re going to feel very confident in regards to how the stores are mixed and how they’re laid out and what the assortment really is.

Ian Corydon - B. Riley & Co - Analyst
That’s great. Last question is on CapEx. Do you have an estimate for CapEx for the year, and what is the cost going to be for re-branding?

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
On the year, we’re planning our capital expenditures of $55 million. About $5 million of that is financed on financed the Musicland acquisition. And the branding for this year, we’ve got about $5 million set aside for that, and we’re working through the cost-per-store basis. As Jim had mentioned, our plans are to re-brand the Sam Goody. We’ll start with the Sam Goody mall stores first, and then work to our portfolio stores.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
It really will take place over — we expect to be done by September; at the latest, October of ‘07. So we’ll have CapEx also in ‘07 that will be related to the re-branding.

Ian Corydon - B. Riley & Co - Analyst
What’s the LVS3 CapEx?

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
That’s $5 million this year.

Operator
[Neil Macatee], Red Rock Partners.
Neil Macatee - Red Rock Partners - Analyst
with the story, and I’m just trying to focus on the cash flow. It looks like - I don’t know - it looks like you had a little more cash at the end of the first quarter than $5 to $10 million more. Were there some proceeds from Hilco or something that you got that maybe offset the Musicland cash outlay and the build in inventory? I know you had some payables go up too, to generate a little cash.

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
Our share on the acquisition in acquiring the 335 stores, plus the distribution center — we paid 75% of the estimate upfront at closing. Hilco’s share of that at closing was about $7 million.

Neil Macatee - Red Rock Partners - Analyst
With this inventory build, I know you broke it down to per foot, but is there a chance that inventory build doesn’t have to be as great in the second and third quarters as it normally is because you did some of this prebuying?

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
I think that we should be at the end of the second quarter at an inventory per square foot of where we were last year, and we definitely have some product that will carry us into the third and fourth quarter. And our buying should be well under control, and we should end the year in a cash position that was greater than last year.

Neil Macatee - Red Rock Partners - Analyst
That’s great. And then on the payables side, you got some inventory from Musicland, and I guess that didn’t show up in your payables. So, I guess you would have some room to move the payables out to generate some cash as well. Is that correct?

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
That’s correct.

Neil Macatee - Red Rock Partners - Analyst
And then where is your revolver? Didn’t you expand it at Musicland?

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
We did expand the capacity on our revolver to $130 million, back in — a couple of months ago.

Neil Macatee - Red Rock Partners - Analyst
It just looks to me like from operations, you’re maybe $10 million away from not having to go into the revolver. But with this CapEx, that may be — you may have to use that to finance this $50 million in CapEx.

John Sullivan - Trans World Entertainment Corporation - EVP and CFO
Yes.

Operator
At this time I am showing no further questions from our audience.

Bob Higgins - Trans World Entertainment Corporation - Chairman and CEO
I’d like to thank everybody for their time today. We look forward to talking to you in August and giving you an update on our strategic initiatives and how we’re moving forward. We expect to make some great progress with the Musicland acquisition in this quarter, and really looking forward to the second half of the year. So, look forward to talking to everybody in August, and have a great summer. Thanks a lot. Thank you very much for your time today.

Operator
Thank you, sir. Ladies and gentlemen, thank you for participating in today’s conference.